Exhibit 99.1

Delta Apparel Appoints New Member to Board of Directors

DULUTH, Ga.--(BUSINESS WIRE)--February 2, 2009--Delta Apparel, Inc. (NYSE Alternext US: DLA) today announced the appointment of Robert E. (Bob) Staton to its Board of Directors. Mr. Staton brings more than 30 years of outstanding business leadership to the Company.

In 2002, after 17 years of service, Mr. Staton retired as Chairman and Chief Executive Officer from Colonial Life, a publicly traded company whose primary business is the sales and service of voluntary benefits programs. During his tenure at Colonial he was instrumental in Colonial’s merger with UNUM Corporation and UNUM’s merger with Provident Life. Mr. Staton served as Chairman of the Board of Carolina National Bank from its inception in 2002 until the bank’s acquisition by First National of the South in 2008. He currently serves on the board of First National of the South. In addition since his retirement, Mr. Staton has served as Interim Vice President for Development at the University of South Carolina and President and CEO of the United Way of South Carolina. He is currently Executive Vice President for External Relations at Presbyterian College in Newberry, South Carolina. He was previously a board member of the R. L. Bryan Company and New South Industries as well as the Board of Trustees and Executive Committee of Presbyterian College. From 1971 to 1985, prior to joining Colonial Life, Mr. Staton was engaged in the private practice of law in Columbia, South Carolina. Mr. Staton holds a degree in Economics from Presbyterian College and a J. D. degree from the University of South Carolina School of Law.

In addition to Mr. Staton’s business experience, he has served on numerous civic and educational boards, committees and alliances. During his career, Mr. Staton has been recognized for his contributions to business and the community. He has been named South Carolina Business Leader of the Year by the State Chamber of Commerce, Humanitarian of the Year by the United Way of the Midlands, and Ambassador of the Year by the Greater Columbia Chamber of Commerce. He was awarded the Order of the Palmetto, the highest statewide civilian honor presented in the state of South Carolina.

“We are looking forward to having Bob’s leadership and business experience on our Board of Directors,” commented Robert W. Humphreys, President and Chief Executive Officer of Delta Apparel, Inc. “His deep experience in risk management and governance will provide further diversity of expertise and experience to our Board. We are pleased to welcome Bob, and are confident he will make a significant contribution.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly-owned subsidiaries, M. J. Soffe, LLC and Junkfood Clothing Company, is an international apparel design, manufacturing, sourcing and marketing company that features a diverse portfolio of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic products through almost every distribution channel for these types of apparel. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Its products are also available direct to consumers on its websites at www.soffe.com, www.junkfoodforever.com, and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations
Brendon Frey, 203-682-8200
Integrated Corporate Relations